Exhibit (a)(1)(xi)

Option Exchange Payment date by Country/Site

Country	Site Name	Payroll Date
Brazil	Brazil	31-Aug-05
Canada	Toronto — 844 + 1150	29-Jul-05
China	Dongguan	15-Aug-05
	Suzhou	28-Jul-05
Czech Republic	Kladno + Rajecko	15-Aug-05
France	Saumur	25-Aug-05
Hong Kong	Hong Kong	30-Jul-05
Ireland	Dublin	26-Aug-05
Italy	Vimercate	27-Aug-05
Japan	All locations	19-Aug-05
Malaysia	Johor Bahru	6-Aug-05
	Kulim	28-Jul-05
Mexico	All locations	21-Jul-05
Spain	Valencia	16-Aug-05
Singapore	Singapore — EMS+ Plastics	7-Aug-05
	Singapore — Asia	25-Aug-05
Taiwan	Taipei	31-Aug-05
Thailand	Thailand	28-Aug-05
UK	All locations	23-Aug-05
USA	All locations	29-Jul-05